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                                                                     EXHIBIT 8.1



                                                 October 20, 2000



TNP Enterprises, Inc.
4100 International Plaza
PO Box 2943
Fort Worth, TX 76109

     Re: Offer to Exchange up to US$105,075,000 Initial Liquidation Preference of 14 1/2% Senior Redeemable Preferred Stock due 2011

Ladies and Gentlemen:

     We are acting as your special tax counsel in connection with the filing by TNP Enterprises, Inc. (the "Company") of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering the issuance of up to US$105,075,000 initial liquidation preference of 14 1/2% Senior Redeemable Preferred Stock due 2011, Series D, under the Securities Act of 1933, as amended.

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

     We express no opinion as to any laws other than the federal income tax laws of the United States of America as in effect on the date hereof and we undertake no obligation to update you if the law changes after such date.
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     Subject to the assumptions, qualifications and limitations herein and in the Registration Statement under the heading "Certain United States Federal Tax Considerations", in our opinion:

     1. holders of old senior preferred stock will not recognize gain or loss on their exchange of the old senior preferred stock for registered senior preferred stock pursuant to the exchange offer;

     2. a holder who exchanges old senior preferred stock for registered senior preferred stock pursuant to the exchange offer will have the same adjusted tax basis and holding period in the registered senior preferred stock as it had in the old senior preferred stock immediately before the exchange;

     3. subject to the limitations and qualifications stated therein, statements in the prospectus contained in the Registration Statement with respect to United States taxation under the heading "Certain United States Federal Tax Considerations," to the extent they constitute matters of law or legal conclusions, represent the material tax consequences of the exchange of old senior preferred stock for registered senior preferred stock pursuant to the exchange offer and of the ownership and disposition of registered senior preferred stock, and we hereby confirm the opinions stated therein.


  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus that is included in the Registration Statement.

                                     Very truly yours,


                                     MILBANK, TWEED, HADLEY & McCLOY LLP


SF/BK

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